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                                                                    Exhibit 99.1

                      Press release dated January 5, 1998


  OXIS INTERNATIONAL COMPLETES ACQUISITION OF INNOVATIVE MEDICAL SYSTEMS CORP.



PORTLAND, ORE. -- JANUARY 5, 1998 -- OXIS International, Inc. (NASDAQ: OXIS), a leading developer of new products and technologies to diagnose, treat and prevent diseases caused by oxidative stress, today announced it had completed the acquisition of 100% of the issued and outstanding capital stock of Innovative Medical Systems Corp. ("IMS"). IMS specializes in the design, development and manufacture of custom instruments for the biomedical, industrial and consumer marketplaces.

"The acquisition of IMS accomplishes three major objectives for the health products group of OXIS," Ray R. Rogers, OXIS' Chairman stated. "It provides expertise in the development of diagnostic instruments to support all of our existing reagent technologies, especially our assays to measure oxidative stress. In addition, the combination will allow us to complete the development of a technology platform for wellness testing to support early disease detection and prevention. Finally, the anticipated revenue contribution enhances our present financial situation."

Humberto Reyes, OXIS' Senior Vice President, stated, "This acquisition represents a strategic investment that further focuses our health product group's future. By combining technologies we plan to offer a fully automated instrument to run a wide array of diagnostic tests including OXIS' existing menu of proprietary oxidative stress assays. IMS already has an existing system that has been modified to run OXIS' reagent technology creating the first automated oxidative stress testing instrument. Our conviction is that testing for damage done by free radicals and reactive oxygen species could provide valuable information to both assist physicians in the earlier diagnosis of many diseases and support individuals that proactively use dietary supplements in disease prevention."

OXIS' proprietary oxidative stress assays are a series of tests to monitor damage to cells from free radicals and reactive oxygen species. Oxidative stress could result in damage to cells and tissue and eventually can cause disease. The Company is currently offering these assays for sale to researchers working in the area of free-radical biochemistry and disease. OXIS expects the IMS technology to accelerate its ability to automate its existing research assays for use in clinical, research and nutritional supplement testing.
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IMS shareholder will receive a minimum payment of $2,000,000 and up to a potential maximum of $4,250,000. These payments will be made in shares of OXIS common stock over the next five years based on IMS' yearly performance.

IMS' President and founder, Joseph Catarious stated "This opportunity allows IMS to participate along with OXIS in the automation of oxidative stress and nutritional supplement testing. We are delighted to join OXIS and be part of this exciting future." Mr. Catarious and the IMS technical staff will continue to operate out of the IMS facility located in Ivyland, Pennsylvania. IMS currently employs 30 people.

OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species i.e., diseases of oxidative stress. OXIS' lead therapeutic molecule, BXT-51072, a selenium based small molecule synthetic mimic of glutathione peroxidase, is currently undergoing clinical trials for inflammatory bowel disease.

Innovative Medical Systems Corp., founded in 1976, is a designer, developer and manufacturer of instrument systems for biomedical, industrial, environmental, and consumer product applications.

Certain of the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the impact of competitive products and pricing, economic conditions, and other risks detailed from time to time in the Company's SEC reports. These factors could cause actual results to differ materially from those described in any forward-looking statements.

OXIS has headquarters in Portland, Oregon, with research facilities outside Paris, France. Visit OXIS International on the World Wide Web at http://www.oxis.com.

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